Exhibit 10.15
Enstar Group Limited
3rd Floor, Windsor Place
18 Queen Street
Hamilton HM JX, Bermuda
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Enstar Group Limited and subsidiaries for the three-month and nine-month periods ended September 30, 2010 and 2009, as indicated in our report dated November 5, 2010; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, is incorporated by reference in Registration Statement No. 333-149551, 333-148863, 333-148862 and 333-141793 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
Hamilton, Bermuda
November 5, 2010